Exhibit 99.1

AEO Inc. Appoints Stephanie Pugliese to its Board of Directors

August 1, 2024

PITTSBURGH — (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced the appointment of Stephanie Pugliese to the company’s Board of Directors, as an independent director, effective August 1, 2024. This new appointment builds on the board’s extensive experience, strategic expertise and diversity of backgrounds and thought. The addition of Ms. Pugliese increases AEO’s board to eight directors, seven of whom are independent.

“I am incredibly excited to welcome Stephanie to AEO’s Board to Directors. With over three decades of brand-building experience as an executive leader and board member across a number of enduring businesses, Stephanie is a proven strategist, operator and adviser,”commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer. “Stephanie’s appointment further augments what is already a highly qualified, world-class Board of Directors. Her passion for innovation and ability to build highly-successful consumer-centric omni-channel brands will be invaluable as we execute on our powering profitable growth plan and driving long-term shareholder returns.”

Ms. Pugliese served as President of the Americas at Under Armour Inc. from 2019 to 2023. Prior to that, she spent eleven years at Duluth Holdings, most recently serving as President and Chief Executive Officer and a Board Member from 2015 to 2019. She led Duluth Holdings through its initial public offering in 2015. Leading up to this role, Ms. Pugliese held executive and senior positions across various functions at the company as President and Chief Operating Officer, President and Chief Merchandising Officer, Senior Vice President and Chief Merchandising Officer and Vice President of Product Development and Merchandising. She spent her early career as a Vice President and General Merchandise Manager at Lands’ End, Inc., and Vice President of Merchandising at Ann Inc.

Ms. Pugliese currently serves as an independent Board member of Fortune Brands Innovations and Cooper’s Hawk Winery and Restaurants. She also serves on the Advisory Board of the Women in Retail Leadership Circle.

Ms. Pugliese holds a Bachelor of Science degree in Business from New York University Stern School of Business.

For more information about AEO’s board of directors, please visit www.aeo-inc.com.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico and Hong Kong and ships to approximately 80 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 300 international locations operated by licensees in approximately 30 countries. To learn more about AEO and the company’s commitment to Planet, People and Practices, please visit www.aeo-inc.com.

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